Exhibit 99.1

GrowGeneration Reports Record First Quarter 2021 Financial Results and Raises Full-Year 2021 Guidance

Record Revenue increased 173% to $90 million; 2021 Revenue Guidance Raised to $450-$470 million and Adjusted EBITDA Guidance to $54 to $58 million

•	First Quarter Revenue Increased by 173%, to $90 million
•	Comparable Store Sales for the Quarter Increased 51% from Prior Year
•	Record Earnings of $0.10 Per Share in the Quarter

DENVER, May 12, 2021 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company"), the largest chain of specialty hydroponic and organic garden centers with 53 locations across 12 states, today reported record first quarter 2021 revenues of $90 million, versus $33 million in the same period last year.

The Company also reported record first quarter 2021 GAAP pre-tax net income of approximately $7.7 million, compared to pre-tax net loss of $2.1 million in the same period last year. Fully diluted earnings per share, inclusive of tax expense, was $0.10 compared to a net loss in the same period last year.

Non-GAAP earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) was $11.1 million, compared to $2.4 million in the same period last year.

"The GrowGen team delivered an exceptionally strong start to the year, with same store sales up 51%, demonstrating the hard work of the entire team. For the year so far, we closed 9 acquisitions, adding 15 hydroponic retail locations, bringing our total store count to 53. The strategies implemented several quarters ago, are now positively impacting margins. I am proud and encouraged with our 110-basis point increase in gross profit margin and 510-basis point increase in adjusted EBITDA margin. These increases were accomplished despite port delays and supply chain interruptions. In addition, we acquired Char Coir, a line of premium coco-based products and Agron.io, a popular B2B e-commerce website. Both companies are now fully integrated and contributing to both our top and bottom-line numbers.” Darren Lampert, GrowGeneration’s co-founder and CEO stated. “Based upon our strong performance, we are now raising the financial outlook for the year and expect 2021 revenues to be between $450 million and $470 million, more than double the Company’s sales in 2020. Further, at these projected sales, adjusted EBITDA guidance for 2021 is now $54 million to $58 million.”

Financial Highlights for First Quarter 2021 Compared to First Quarter 2020

•	Revenues rose 173% to $90.0 million for first quarter 2021, versus $33.0 million, for the same period last year
•	Same-store sales at 22 locations open for the same period in 2020 and 2021 were $43.0 million in first quarter 2021 versus $28.5 million for first quarter 2020, a 51% increase year over year
•	Gross profit margin for first quarter 2021 was 28.2% compared to 27.1% in the same quarter last year, an increase of 110 basis points
•	Income before tax was $7.7 million for the first quarter 2021 versus a loss of $2.1 million for the same period last year
•	Net income was $6.1 million, or $0.10 per share based on fully diluted weighted average share count of 60.3 million
•	Adjusted EBITDA was $11.1 million for first quarter 2021 versus $2.4 million for the same period last year
•	Private-label sales, inclusive of Power Si and Char Coir, were 6.2% of revenue compared to less than 1% for the same period last year
•	E-Commerce revenue was $4.4 million compared to $1.9 million for the same period in 2020, an increase of 126%
•	Cash and short-term securities on March 31, 2021 were $133.1 million, compared $177.9 million at year end December 31, 2020

M&A Activity

The company acquired the following hydroponic equipment and organic garden centers in the First Quarter of 2021:

•	Indoor Garden & Lighting, a two-store chain serving the Seattle and Tacoma, Washington area
•	Grow Depot, a two-store chain in Auburn and Augusta, Maine
•	Grow Warehouse, a four-store chain in Colorado and Oklahoma
•	San Diego Hydroponics & Organics, a four-store chain in San Diego, California
•	55 Hydroponics, a superstore located in Santa Ana, California
•	Aquarius Hydroponics, located in Springfield, MA
•	Char Coir, an RHP-certified growing medium made from the highest-grade coconut fiber available
•	Agron.io, a B2B e-commerce and marketplace for commercial growers

Expansion Efforts

The Company’s supply chain, spans 900,000 square feet of retail and warehouse space, across existing locations and signed leases in new locations, spanning 13 states.

•	On March 9, 2021, the company announced the addition 52,000 square feet in downtown Los Angeles and 70,000 square feet in Rancho Dominguez, California, that will serve as distribution and fulfillment locations for the Company
•	The Company is in the process of building several additional locations that will serve as fulfillment centers that include 25,000 square feet in Phoenix, Arizona and 58,000 square feet in Medley, Florida. These locations are expected to be opened by summer of 2021
•	In April 2021, the Company acquired Downriver Hydroponics, a Michigan garden center located in Wayne County
•	In April 2021, the Company entered into a lease for a 40,000 sq. ft facility in Jackson, MS, the 13th state of operation
•	In May 2021, the Company announced the building of a sixth Oklahoma location in Ardmore

Subsequent Events

•	On May 10, 2021, the Company hired Dennis Sheldon as Senior Vice President of Global Supply Chain. Mr. Sheldon is a highly accomplished operations and supply chain executive with over 30 years of global experience. From 2007 to 2017, he was SVP of global supply chain for Crocs, Inc. (Nasdaq: CROX) and most recently from 2018-2020, COO at Pop Sockets, Inc.

COVID-19 Response

The Company continues to be mindful of the COVID-19 pandemic and is thankful for the dedication of health care workers and first responders, as well as the essential workers who are keeping communities running. As a result of the Company's first-rate preparedness, all personnel have been working at full capacity and Company management has been inspired by the efforts and dedication of GrowGen's team as they have worked tirelessly to service all of the customers of the Company and communities.

Conference Call

The company will host a conference call on May 13, 2021 at 9:00AM Eastern Time.  To participate in the call, please dial (888)-390-0605 (domestic). Participants should request the GrowGeneration Earnings Call or provide confirmation code: 30427092.  This call is being webcast and can be accessed on the Investor Relations section of GrowGeneration website at:

https://ir.growgeneration.com/news-events/ir-calendar.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 53 stores, which include 18 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 2 locations in Nevada, 2 locations in Washington, 2 locations in Oregon, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B ERP platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers~~.~~

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Contacts:

Michael Salaman

michael@growgeneration.com

John Evans

Investor Relations

415-309-0230

john.evans@growgeneration.com

ITEM 1. FINANCIAL STATEMENTS

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$92,042	$177,912
Marketable securities	41,077	-
Accounts receivable, net	4,276	3,901
Notes receivable, current	3,905	2,612
Inventory, net	77,862	54,024
Income taxes receivable	-	655
Prepaids and other current assets	20,338	11,125
Total current assets	239,500	250,229

Property and equipment, net	8,338	6,475
Operating leases right-of-use assets, net	14,389	12,088
Notes receivables, net of current portion	881	1,200
Intangible assets, net	42,771	21,490
Goodwill	101,043	62,951
Other assets	591	301
TOTAL ASSETS	$407,513	354,734

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,965	14,623
Accrued liabilities	1,083	672
Payroll and payroll tax liabilities	2,916	2,655
Customer deposits	9,939	5,155
Sales tax payable	2,374	1,161
Income taxes payable	455	-
Current maturities of lease liability	3,870	3,001
Current portion of long-term debt	83	83
Total current liabilities	45,685	27,350

Deferred tax liability	1,134	750
Operating lease liability, net of current maturities	10,824	9,479
Long-term debt, net of current portion	131	158
Total liabilities	57,774	37,737

Stockholders’ Equity:
Common stock	58	57
Additional paid-in capital	346,176	319,582
Retained earnings (deficit)	3,505	(2,642)
Total stockholders’ equity	349,739	316,997
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$407,513	354,734

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020

Sales	$90,022	$32,982
Cost of sales	64,645	24,036
Gross profit	25,377	8,946

Operating expenses:
Store operations	8,182	3,639
Selling, general, and administrative	7,405	7,065
Depreciation and amortization	2,054	359
Total operating expenses	17,641	11,063

Net income (loss) from operations	7,736	(2,117)

Other income (expense):
Miscellaneous (expense) income	(38)	5
Interest income	4	25
Interest expense	(2)	(7)
Total non-operating (expense) income, net	(36)	23

Net income (loss) before taxes	7,700	(2,094)

Provision for income taxes	(1,553)	-

Net income (loss)	$6,147	$(2,094)

Net income per share, basic	$.11	$(.06)
Net income per share, diluted	$.10	$(.06)

Weighted average shares outstanding, basic	58,394	37,823
Weighted average shares outstanding, diluted	60,317	37,823

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	March 31, 2021	March 31, 2020
	(000)	(000)
Net income	$6,147	$(2,094)
Income taxes	1,553	-
Interest	2	7
Depreciation and Amortization	2,054	359
EBITDA	9,756	(1,728)
Share based compensation (option compensation, warrant compensation, stock issued for services)	1,327	4,115

Adjusted EBITDA	$11,083	$2,387

Adjusted EBITDA per share, basic	$.19	$.06
Adjusted EBITDA per share, diluted	$.18	$.06